Exhibit 12.1

May 16, 2018

The Chosen, LLC
4 S 2600 W, Suite 5
Hurricane, UT 84737

Re: The Chosen, LLC
Offering Statement on Form 1-A (File No. 024-10814)

Ladies and Gentlemen:

We refer to the Offering Statement on Form 1-A (File No. 024-10814) (as amended, the “Offering Statement”) filed by The Chosen, LLC, a Utah limited liability company (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering Statement relates to the offering of Class A preferred units (the “Units”), of the Company. The Units are to be sold solely by the Company.

This opinion letter is being delivered in accordance with the requirements of Item 17(12) of Form 1-A under the Securities Act.

In rendering the opinions expressed below, we have acted as counsel for the Company and have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of (i) the Offering Statement, (ii) the Certificate of Organization of the Company, as amended, filed with the Division of Corporations and Commercial Code of the State of Utah, filed as Exhibit 2(a) to the Offering Statement, (iii) the Operating Agreement of the Company, as amended, filed as Exhibit 2(b) to the Offering Statement, (iv) the preliminary offering circular contained within the Offering Statement, (v) the form of Subscription Agreement, filed as Exhibit 4 to the Offering Statement, and (vi) such other documents and records of the Company, certificates of public officials and representatives of the Company, resolutions and other documents and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have deemed necessary or appropriate as a basis for the opinions set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Based upon the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Units, when issued and sold as contemplated in the Offering Statement, and upon payment and delivery thereafter in accordance with the terms of the Subscription Agreement, will be legally issued, fully paid and non-assessable.

This opinion is limited to the application of the Utah Revised Uniform Limited Liability Company Act. We express no opinion as to matters relating to securities or blue sky laws of any jurisdiction or any rules or regulations thereunder.

We hereby consent to the filing of this opinion letter as an exhibit to the Offering Statement and further consent to any reference to this Firm therein in reference to this opinion.

/s/ Freeman Lovell, PLLC